NEWS RELEASE

CONTACTS:	R. Brian Hanson
Chief Financial Officer
Input/Output (281) 879-3672

Jack Lascar, Partner
Karen Roan, SVP
DRG&E (713) 529-6600
I/O REPORTS FOURTH QUARTER
AND YEAR-END 2006 RESULTS
HOUSTON — FEBRUARY 28, 2007 — Input/Output, Inc. (NYSE: IO) today announced fourth quarter 2006 net income of $13.0 million, or $0.15 per diluted share, on revenues of $166.2 million compared to net income of $15.6 million, or $0.17 per diluted share, on revenues of $131.0 million for the same period a year ago.
     For the year ended December 31, 2006, I/O reported net income of $26.9 million, or $0.33 per diluted share on revenues of $503.6 million compared to a restated 2005 net income of $17.1 million, or $0.21 per diluted share on revenues of $362.7 million.
     Bob Peebler, President and Chief Executive Officer of I/O, stated, “We are pleased with our 2006 results. Last year’s strong performance is the result of our increased market penetration and the improved execution of our strategies. All of our business units achieved noteworthy success, including the following milestones:
•	Grew revenues and operating income by more than 35 percent

•	Launched a 10,000 station FireFly® cableless land acquisition system with BP

•	Received a $29 million purchase order for the fourth VectorSeis® Ocean (VSO) system with RXT

•	Launched Scorpion®, our latest generation cable-based land acquisition system

•	Won a competitive tender valued at over $60 million to provide fourteen land recording systems to Oil & Natural Gas Corporation (ONGC), the national oil company of India

•	Completed two new BasinSpans (seismic data libraries that provide ultra-deep, basin-scale understanding of petroleum systems) in India and the Arctic

•	Won a tender for the largest full-wave processing project in company history at the Sinopec-operated XinChang natural gas field in China

•	Commercialized the reverse time migration (RTM) processing technique to deliver improved subsurface images for complex and sub-salt structures
2006 was a solid year for Input/Output and we look forward to another strong year in 2007.”
FOURTH QUARTER 2006
     Land Imaging Systems revenues increased 55 percent to $74.9 million compared to $48.4 million a year ago, driven by strong land systems sales and continued strong performance from our Sensor subsidiary, the leading provider of geophones in the world. During the quarter, we completed the shipment of the two largest orders in the history of our land systems business — 11,000 channels were delivered to an acquisition contractor operating in the Middle East and 16,000 channels were delivered to a contractor in Russia.
     Marine Imaging Systems revenues increased 48 percent to $37.9 million from $25.6 million a year ago, led by robust sales of the company’s streamer positioning and control products and ongoing deliveries of VSO seabed systems to RXT.
     Seismic Imaging Solutions revenues were $47.0 million during the quarter compared to $52.6 million a year ago. Prior year numbers reflected last year’s restatement of GXT’s financial results. The current quarter’s performance was driven by strong processing revenues, multi-client acquisition revenues, and ongoing sales of BasinSpan library products for the Gulf of Mexico, West Africa, India, and the Arctic.
     Consolidated gross margin for the fourth quarter was 30 percent compared to 33 percent in the fourth quarter of 2005, as we experienced a high percentage of lower margin land system sales. Operating expenses for the fourth quarter were 20 percent of revenues, essentially flat as a percentage of revenues with the fourth quarter of last year. The 2006 fourth quarter included $9.7 million in research and development expenses, an increase of $3.6 million over the fourth quarter of last year. In addition, the quarter included an increase of $1.6 million in sales and marketing expenses associated with our international expansion.
     Income from operations in the fourth quarter was $17.2 million compared to $18.0 million in the fourth quarter of 2005. EBITDA (earnings before net interest expense, taxes, depreciation and amortization) for the fourth quarter improved to $30.0 million compared to $28.6 million for the fourth quarter of last year. A reconciliation of EBITDA to reported earnings can be found at the end of this press release.
FULL YEAR 2006
     Revenues for 2006 increased 39 percent to $503.6 million from a restated $362.7 million for 2005. Gross margin in 2006 increased to 31 percent compared to 29 percent in 2005.
     Operating expenses for 2006 were 23 percent of revenue, consistent with 2005. Investment in research and development totaled $32.8 million, or 7 percent of revenue, compared to $20.3 million, or 6 percent of revenue, in 2005. SG&A expenses increased $20.1 million, which includes expanding our sales and marketing of $7.5 million. In addition Sarbanes-Oxley and audit expenses increased $3.5 million and bonus expense increased $3.0 million, reflecting current year performance. In total, the company incurred an increase in stock-based compensation expense of $3.7 million.
     EBITDA for 2006 increased 43% to $82.8 million from $58.0 million in 2005. Income from operations for 2006 increased to $39.9 million from $24.6 million in 2005. For 2006, I/O reported net income of $26.9 million, or $0.33 per diluted share, compared to a restated net income of $17.1 million, or $0.21 per diluted share for the same period a year ago.
OUTLOOK
     The following statements are based on our current expectations. These statements are forward looking and actual results may differ materially. Factors affecting these forward-looking statements are detailed below.
     Brian Hanson, Executive Vice President and Chief Financial Officer, commented, “Based on our 2007 operating plan and our current pipeline of business, we are reiterating the guidance we provided on December 19, 2006. We expect 2007 consolidated revenues to range between $610 and $670 million, with much of the revenue growth originating from continued market penetration of our new Scorpion land acquisition system, the introduction of FireFly, strong financial performance in Marine Imaging Systems and our GXT data processing and data library businesses, and a strong overall seismic market. We expect ongoing margin improvement as we capture lower costs associated with the manufacture and delivery of our Scorpion land system. Full year 2007 gross margins are expected to range between 29 and 31 percent, while operating expenses are expected to range between 20 and 22 percent of revenue as we continue to fund R&D and marketing expenses associated with the ongoing commercialization of FireFly. As a result, we anticipate 2007 earnings to be between $0.45 and $0.60 per diluted share. Our business is not evenly distributed quarter-to-quarter, and therefore, we are providing only annual guidance. Similar to the past two years, we anticipate 2007 to be back-end loaded. This is mainly due to timing issues related to permitting and other operational considerations for GXT’s multi-client, Integrated Seismic Solutions (ISS) business, the potential delivery of the next VSO system, and the natural budget and planning cycle of our larger contractor customers who formulate capital spending plans during the first quarter of each year. As a result, we anticipate that 55 percent or more of our revenue will come in the second half of the year, with the first quarter revenue and earnings per share being the softest compared to the subsequent three quarters.”
CONFERENCE CALL
     I/O has scheduled a conference call for Thursday, March 1, 2007, at 9:30 a.m. Eastern Time. To participate in the conference call, dial 303-262-2140 at least 10 minutes before the call begins and ask for the Input/Output conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until March 15, 2007. To access the replay, dial 303-590-3000 and use pass code 11083270.
     Investors, analysts and the general public will also have the opportunity to listen to the conference call live over the Internet by visiting www.i-o.com. Also, an archive of the web cast will be available shortly after the call on the company’s website.

ABOUT I/O
     I/O is a leading, technology-focused seismic solutions provider. The company provides cutting-edge seismic acquisition equipment, software, and planning and seismic processing services to the global oil and gas industry. I/O’s technologies are applied in both land and marine environments, in traditional 2D and 3D surveys, and in rapidly growing areas like time-lapse (4D) reservoir monitoring and full-wave imaging. Headquartered in Houston, Texas, I/O has regional offices in Canada, Latin America, Europe, China, Russia, Africa and the Middle East. Additional information is available at www.i-o.com.
The information included herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements concerning estimated revenues, earnings and earnings per share for fiscal 2006, and estimated gross margins, EBITDA and operating expenses as a percentage of revenue for fiscal 2006, future sales and market growth, and other statements that are not of historical fact. Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include the timing and development of the Company’s products and services and market acceptance of the Company’s new and revised product offerings; risks associated with competitor’s product offerings and pricing pressures resulting therefrom; the relatively small number of customers that the Company currently relies upon; the fact that a significant portion of the Company’s revenues is derived from foreign sales; the risks that sources of capital may not prove adequate; the Company’s inability to produce products to preserve and increase market share; collection of receivables; and technological and marketplace changes affecting the Company’s product line. Additional risk factors, which could affect actual results, are disclosed by the Company from time to time in its filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2006.
Tables to follow

INPUT/OUTPUT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
	(In thousands, except per share amounts)
Product revenues	$119,284	$78,381	$356,904	$240,742
Service revenues	46,959	52,584	146,652	121,940

Total net revenues	166,243	130,965	503,556	362,682

Cost of products	88,471	54,478	258,707	170,564
Cost of services	27,290	32,776	90,634	85,743

Total cost of sales	115,761	87,254	349,341	256,307

Gross profit	50,482	43,711	154,215	106,375

Operating expenses (income):
Research and development	9,719	6,118	32,751	20,266
Marketing and sales	12,193	10,592	40,651	33,167
General and administrative	11,341	9,024	40,865	28,326

Total operating expenses	33,253	25,734	114,267	81,759

Income from operations	17,229	17,977	39,948	24,616
Interest expense	(1,461)	(1,408)	(5,770)	(6,134)
Interest income	523	361	2,040	843
Other income (expense)	(852)	759	(2,161)	820

Income before income taxes and change in accounting principle	15,439	17,689	34,057	20,145
Income tax expense	1,782	1,568	5,114	1,366

Net income before change in accounting principle	13,657	16,121	28,943	18,779
Cumulative effect of change in accounting principle	—	—	398	—

Net income	13,657	16,121	29,341	18,779
Preferred stock dividends and accretion	628	531	2,429	1,635

Net income applicable to common shares	$13,029	$15,590	$26,912	$17,144

Basic income per share:
Net income per basic share before change in accounting principle	$0.16	$0.20	$0.33	$0.22
Cumulative effect of change in accounting principle	—	—	0.01	—

Net income per basic share	$0.16	$0.20	$0.34	$0.22

Diluted income per share:
Net income per diluted share before change in accounting principle	$0.15	$0.17	$0.32	$0.21
Cumulative effect of change in accounting principle	—	—	0.01	—

Net income per diluted share	$0.15	$0.17	$0.33	$0.21

Weighted average number of common shares outstanding:
Basic	79,954	78,926	79,497	78,600
Diluted	96,181	98,234	95,182	79,842

INPUT/OUTPUT, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31,	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$17,056	$15,853
Restricted cash	1,044	1,532
Accounts receivable, net	167,747	120,880
Current portion of notes receivable, net	6,299	8,372
Unbilled receivables	28,599	15,070
Inventories	115,520	81,428
Prepaid expenses and other current assets	9,854	10,919

Total current assets	346,119	254,054
Notes receivable	4,968	6,508
Deferred income tax asset	6,197	3,183
Property, plant and equipment, net	38,129	28,997
Multi-client data library, net	33,072	18,996
Investments at cost	4,254	4,000
Goodwill	156,091	154,794
Intangible and other assets, net	66,306	67,329

Total assets	$655,136	$537,861

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable and current maturities of long-term debt	$6,566	$4,405
Accounts payable	47,844	31,938
Accrued expenses	50,819	29,867
Accrued multi-client data library royalties	27,197	18,961
Deferred revenue	37,442	11,939
Deferred income tax liability	5,909	3,183

Total current liabilities	175,777	100,293
Long-term debt, net of current maturities	70,974	71,541
Non-current deferred income tax liability	4,142	4,304
Other long-term liabilities	4,588	4,340

Total liabilities	255,481	180,478

Cumulative convertible preferred stock	29,987	29,838

Stockholders’ equity:
Common stock	810	807
Additional paid-in capital	493,605	487,232
Accumulated deficit	(123,095)	(150,007)
Accumulated other comprehensive income (loss)	4,859	(728)
Treasury stock, at cost	(6,511)	(5,968)
Unamortized restricted stock compensation	—	(3,791)

Total stockholders’ equity	369,668	327,545

Total liabilities and stockholders’ equity	$655,136	$537,861

Reconciliation of EBITDA to Net Income
(Non-GAAP Measures)
(In thousands)
(Unaudited)
     EBITDA is a Non-GAAP measurement that is presented as an additional indicator of operating performance and is not a substitute for net income or net income per share calculated under generally accepted accounting principles (GAAP). We believe that EBITDA provides useful information to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to service our debt. The calculation of EBITDA shown below is based upon amounts derived from the company’s financial statements prepared in conformity with GAAP.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Net income applicable to common shares	$13,029	$15,590	$26,912	$17,144
Interest expense	1,461	1,408	5,770	6,134
Interest income	(523)	(361)	(2,040)	(843)
Income tax expense	1,782	1,568	5,114	1,366
Depreciation and amortization expense	14,231	10,391	47,047	34,204

EBITDA	$29,980	$28,596	$82,803	$58,005

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